Exhibit 99.4

INTEGRATED MEDICAL PARTNERS, LLC

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED

DECEMBER 31, 2018

INTEGRATED MEDICAL PARTNERS, LLC AND SUBSIDIARY
TABLE OF CONTENTS
DECEMBER 31, 2018

Page No.

Independent Auditors’ Report	1

Financial Statements

Consolidated Balance Sheet	2

Consolidated Statements of Operations and Members’ Deficit	3

Consolidated Statement of Cash Flows	4

Notes to Financial Statements	5-12

Douglas L. Naffah, C.P.A.	Tel: 978.685.8540
Mary Ellin Costello, C.P.A.	Fax: 978.685.8740
Marilyn A. Censullo, C.P.A.

To the Members and Board of Directors

Integrated Medical Partners, LLC

Milwaukee, Wisconsin

INDEPENDENT AUDITORS’ REPORT

We have audited the accompanying consolidated financial statements of Integrated Medical Partners, LLC and Subsidiary (The Company), which comprise the consolidated balance sheet as of December 31, 2018, and the related consolidated statement of operations and members’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrated Medical Partners, LLC and Subsidiary as of December 31, 2018, and the results of its operations and cash flows for the yeas then ended in accordance with accounting principles generally accepted in the Unites States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, and as shown in the consolidated financial statements, the Company has a loss, negative cash flows from operations, and negative working capital. The Company has been reducing expenses to minimize losses and negative cash flow in the immediate term, while it seeks additional customers. The Company may be dependent upon an infusion of capital to be able to implement its plan over time. The Company cannot predict the outcome of its plan or its success in obtaining capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

North Andover, Massachusetts

April 8, 2019

INTEGRATED MEDICAL PARTNERS, LLC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2018

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$21,995
Accounts receivable, net	1,328,864
Prepaid expenses	136,101
Income tax refund receivable	362,903
Total Current Assets	1,849,863

PROPERTY AND EQUIPMENT, NET	80,387

OTHER ASSETS
Deposits	11,995
Deferred tax asset	51,048
Total Other Assets	63,043

TOTAL ASSETS	$1,993,293

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES
Line of credit	$779,991
Short term notes payable	1,085,255
Accounts payable	2,287,545
Accrued expenses	350,510
Accrued interest payable	292,475
Accrued litigation settlement	583,715
Total Current Liabilities	5,379,491

LONG-TERM LIABILITIES
Long-term debt	300,000
Deferred tax liability	530
Total Long-Term Liabilities	300,530

TOTAL LIABILITIES	5,680,021

MEMBERS’ DEFICIT	(3,686,728)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$1,993,293

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED MEDICAL PARTNERS, LLC AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS AND MEMBERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2018

NET REVENUE	$11,439,548

OPERATING EXPENSE	11,787,982

LOSS FROM OPERATIONS	(348,434)

OTHER EXPENSE
Interest expense	(578,081)
Total Other Expense, Net	(578,081)

LOSS BEFORE PROVISION FOR INCOME TAXES	(926,515)

RECOVERY OF INCOME TAXES	(11,335)

NET LOSS	(915,180)

MEMBERS’ DEFICIT - BEGINNING OF YEAR	(2,771,548)

MEMBERS’ DEFICIT - END OF YEAR	$(3,686,728)

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED MEDICAL PARTNERS, LLC AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(915,180)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities
Depreciation	67,816
Changes in assets and liabilities
Accounts receivable, net	484,538
Prepaid expenses	(8,323)
Deposits	500
Deferred income taxes	(18,910)
Related party receivable/payable	3,513
Income tax refund receivable	(36,325)
Accounts payable	(870,039)
Accrued expenses	(107,089)
Accrued litigation settlement	583,715
Accrued interest payable	192,337

Net Cash Used in Operating Activities	(623,447)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(12,116)

Net Cash Used in Investing Activities	(12,116)

CASH FLOWS FROM FINANCING ACTIVITIES
Net advances (payments) on line of credit	(131,065)
Principal payments on short-term notes payable	(66,667)
Proceeds from issuance of short-term debt	600,000

Net Cash Provided by Financing Activities	402,268

NET DECREASE IN CASH	(233,295)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	255,290

CASH AND CASH EQUIVALENTS - END OF YEAR	$21,995

SUPPLEMENTAL CASH FLOW DISCLOSURES

CASH PAID DURING THE YEAR
Interest	$385,744
Income taxes	$43,900

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED MEDICAL PARTNERS AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018

Note 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Integrated Medical Partners, LLC (IMP) which is consolidated with its 100% owned subsidiary Dominion Medical Management, Inc. (DMM) and DMM’s 100% owned subsidiary Prism RCM Systems, Inc. (PRS), collectively referred to as the Company. All significant intercompany accounts and transactions have been eliminated.

Organization

IMP is a business consulting and management firm with expertise and experience in providing information technology and services to medical practices. DMM provides revenue cycle management specializing in billing and accounts receivable management services primarily to hospital-based physician practices and ancillary patient treatment centers nationwide. PRS provides the platform for the proprietary billing system used by DMM.

The Company’s headquarters is in Milwaukee Wisconsin, with offices in Illinois, Virginia, California, and Pennsylvania.

Basis of Accounting

The financial statements of the Company have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with U.S generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates relate to the allowance for doubtful accounts, useful lives of property and equipment, and accrued expenses.

Revenue Recognition

The majority of the Company’s revenue is from clients for billing and accounts receivable cycle management. Fees are based upon collection of the client’s receivables. Accordingly, the Company recognizes revenue when collections are deposited to the client’s bank accounts, as this is when the Company has completed its service obligation to the client. Other service and consulting fees are recognized in the period services are performed.

INTEGRATED MEDICAL PARTNERS AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018

Note 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

The Company defines cash and cash equivalents as highly liquid, short-term investments with a maturity at the date of acquisition of three months or less.

Accounts Receivable

Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines its allowance for doubtful accounts by considering a number of factors, including the Company’s historical write-off experience, the length of time trade accounts receivable are past due, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. As of December 31, 2018, the allowance for doubtful accounts was $56,000.

Property and Equipment

Property and equipment is recorded at cost when purchased and is depreciated using the straight-line method over the estimated useful lives of the related assets. Major additions and improvements are capitalized while maintenance and repairs that do not extend the useful life of the property are charged to expense as incurred.

Impairment of Long-lived assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset. No such impairment losses were recognized for the year ended December 31, 2018.

Advertising

Advertising costs are charged to operations when incurred. The Company did not incur advertising costs in 2018.

INTEGRATED MEDICAL PARTNERS AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018

Note 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

IMP is treated as a limited liability company (LLC) for federal and state income tax purposes. As such, the income, losses, and credits are included in the income tax returns of its members.

DMM collectively with its 100% owned subsidiary, PRS, is a C Corporation and is subject to federal and state income taxes. Deferred income taxes are determined by applying currently enacted tax laws and rates to the expected reversal of the cumulative temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes. The principal items that result in temporary differences are the differences between the financial statement bases and income tax bases of property and equipment, net operating loss carryforwards and certain accruals. Valuation allowances are provided for when necessary to reduce deferred income tax assets to the amount expected to be realized.

Uncertain Tax Positions

The Company recognizes the tax effects from uncertain tax positions only if the positions are more likely than not to be sustained under examination by a tax authority, based solely on the technical merits of the position. The Company’s policy is to record interest and penalties related to income tax liabilities in income tax expense. As of December 31, 2018, the Company was not aware of any uncertain tax positions.

Generally, the Company’s tax returns remain open for three years from the date filed for federal and state income tax examination.

Note 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with US GAAP, which contemplates continuation of the Company as a going concern. However, the Company has a loss, negative cash flows, and negative working capital. In 2018, the Company began to reduce expenses to minimize losses and reduce negative cash flow while seeking new customers. The Company may be dependent upon an infusion of capital to implement its plan over time. The Company cannot predict the outcome of its plan or its success in obtaining capital.

In view of these matters, realization of a major portion of the assets in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which is in turn dependent upon the Company’s ability to meet its financing requirements, and the success of its future operations. Management believes that actions presently being taken to revise the Company’s operating and financial requirements provide the opportunity for the Company to continue as a going concern.

INTEGRATED MEDICAL PARTNERS AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018

Note 3 - PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	Depreciable
	Lives	2018
Furniture and fixtures	7 yrs.	$13,750
Computer equipment	3-7 yrs.	820,897
Leasehold improvements	5-10 yrs.	189,156

Total Property and Equipment		1,023,803

Less: Accumulated Depreciation		943,236

Total Property and Equipment, Net		$80,567

Depreciation expense for the year ending December 31, 2018 was $67,569.

Note 4 - LINE OF CREDIT

On May 16, 2018, the Company refinanced its line of credit with a one-year revolving line of credit agreement with Sterling Commercial Credit. The agreement provides borrowings of up to 80% of eligible accounts receivable, up to a maximum debt of $1,250,000. The line bears interest at an annual rate of 4% plus the Wall Street Journal Prime Rate of Interest (5.5% at December 31, 2018). Sterling Commercial Credit also provides an accounts receivable purchase agreement that allows borrowing of up to 90% of purchased accounts receivable. The purchase agreement charges fees of 1% of advances for the first 15 days outstanding, with 1% incremental increases for each additional 15 days outstanding, up to 7% for 91 or more days. Both loans are secured by all Company assets. At December 31, 2018, the line of credit balance was $779,991.

Note 5 - SHORT TERM NOTE PAYABLE

On March 22, 2018 the Company entered into an agreement with Princeton Capital Corporation, a majority member of the Company, to refinance the Company’s debt to the member in the amount of $451,922, and to borrow an additional $600,000. The one-year note bears interest at an annual rate of 18%, payable quarterly, with an option for the Company to defer payments of interest in excess of 12%. At December 31, 2018, the balance of the short term note payable was $1,085,256.

This note was refinanced on February 28, 2019. Reference is made to Note 15.

INTEGRATED MEDICAL PARTNERS AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018

Note 6 - LONG-TERM DEBT

Unsecured subordinated convertible promissory notes consisting of one note to a member, in the amount of $100,000, dated November 19, 2015 and two notes dated January 1, 2016 in the amounts of $100,000 and $50,000. The notes have interest only payments due quarterly at 15%, beginning on the first day of the first month after the completion of the Company’s recapitalization. The recapitalization is defined as obtaining a commercial line of credit and converting all preferred membership units to common units. Effective March 31, 2016, penalty interest of 18% accrues until a recapitalization event has occurred, and is payable with the first payment of interest. As of April 8, 2019, the recapitalization has not occurred and the penalty interest of 18% is being accrued. Principal is convertible at the payee’s option to common equity units based on the terms of the agreement. If the notes are not converted, any unpaid principal and accrued interest is due in full on December 31, 2020.

Unsecured subordinated promissory note to a member, in the amount of $50,000. The note requires interest only payments due quarterly at 15%, beginning on the first day of the month after the completion of the Company’s recapitalization as described above. Penalty interest of 18% is being accrued as described above. Unpaid principle, accrued interest and a $25,000 transaction fee is due in full on December 31, 2020.

Note 7 - COMPENSATED ABSENCES

Employees of the Company are entitled to paid vacation, depending on length of service and other factors. As of December 31, 2018, Accrued Expenses include management’s calculation of an accrued vacation liability of $140,340. The Company’s policy is to recognize the costs of other compensated absences when actually earned by employees.

Note 8 - MEMBERS’ EQUITY

The Company and its members are parties to an operating agreement, which designates six classes of preferred membership units and a class of common units. The preferred membership units designated Class A through Class F, with Class A being senior to Class B, Class B senior to Class C, etc., through Class F as the most junior class. The number of units authorized and issued under each class is as follows:

Common Units — Authorized units: 100,000. Issued units: 87,755

Classes A through F Equity Units - Authorized units: 1,000 units of each class. Issued units range from 380 to 1000 units of each class.

INTEGRATED MEDICAL PARTNERS AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018

Note 9 - INCOME TAXES

The provision for (recovery of) income taxes consists of the following components for the year ended December 31, 2018:

Current	$7,575
Deferred	(18,910)

Total Provision for (Recovery of) Income Taxes	$(11,335)

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between tax bases and financial reporting basis of certain assets and liabilities based upon the currently enacted rates expected to be in effect when such amounts are realized and settled.

The effects of the existing temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2018 are as follows:

Allowance for doubtful accounts	$14,560
Deferred compensation	36,488

Total Deferred Tax Assets	$51,048

Deferred Tax Liability - Depreciation	$580

The Company generated a tax loss in 2018 of approximately $788,000. The loss can be carried forward indefinitely and used to offset future federal taxable income. Because the future utilization of this tax loss carryforward is uncertain, no related deferred tax asset has been reflected in the accompanying financial statements.

Note 10 - RETIREMENT PLAN

The Company maintains a 401(k) plan for substantially all full-time employees. There were no company matching contributions to the plan for the year ended December 31, 2018.

INTEGRATED MEDICAL PARTNERS AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018

Note 11 - OPERATING LEASES

The Company leases office space under various operating leases which expire at various dates through 2024, and some leases are on a month to month basis. Rent expense under these leases was $189,583 for the year ending December 31, 2018.

Future minimum lease rentals on long-term leases are as follows:

Year	Amount
2019	$255,953
2020	178,365
2021	74,639
2022	18,711
2023	18,711
Thereafter	18,711
$565,090

Note 12 - RELATED PARTY TRANSACTIONS

The Company owns 33.33% of Plexus Teleradiology, LLC (PTR) a company that offered radiology IT and support services. The amount of $121,877 owed to PTR at December 31, 2018 was written off and credited to operating expenses in 2018, as PTR became substantially inactive in 2018 and management expects PTR to be dissolved in 2019.

Other related party transactions are described in Note 5, 6 and 15.

Note 13 - CONCENTRATIONS

The Company places its cash equivalents in bank deposit accounts at a credit-worthy financial institution. The Company has not experienced any losses on its cash equivalents. From time to time the bank deposit account balance may exceed federal depository insurance coverage and management considers this to be a normal business risk. The Company had no uninsured cash balance at December 31, 2018.

A major customer exists if the Company’s revenues from that customer exceed 10% in a given year, or if the year-end accounts receivable from a single customer exceeds 10% of the Company’s total accounts receivable.

Revenue for 2018 included revenues from one customer which accounted for 8% of the total Company’s revenue and 12% of the total accounts receivable as of December 31, 2018.

INTEGRATED MEDICAL PARTNERS AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018

Note 14 - CONTINGENCIES

On January 16, 2018 a vendor was awarded $1,533,715 in full settlement of all claims including amounts due to the vendor for services rendered. Under the terms of a settlement agreement the Company paid $600,000 on March 23, 2018, and agreed to pay twelve monthly payments of $35,000 beginning on April 1, 2018, with the balance payable in full on March 31, 2019, plus interest at an annual rate of 10%.

In 2017 legal action was brought against the company by a customer alleging breach of contract and $10 million in lost revenue. The company has filed a counter claim and believes the claims asserted in the lawsuit are without merit and are not likely to result in material loss.

The Company is involved, from time to time, in litigation, or other legal claims and proceedings involving matters associated with or incidental to their business, including, among other things, matters involving breach of contract claims and employment issues. The Company believes the resolution of currently pending matters will not individually or in the aggregate have a material adverse effect on its financial condition or results of operations. However, assessment of the current litigation or other legal claims could change in light of the discovery of facts not presently known to the Company or by judges, juries or other finders of fact, which are not in accord with management’s evaluation of the possible liability or outcome of such litigation or claims.

Note 15 - SUBSEQUENT EVENTS

Management has evaluated the impact of all subsequent events through April 8, 2019, the date that the financial statements were available to be issued. The following transaction has occurred since December 31, 2018

On February 28, 2019 the member advanced an additional $586,128 plus accrued interest of $63,367, resulting in a new one-year note in the amount of $1,671,383. The loan requires a principal payment of $258,775 in April 2019, plus monthly payments of interest and principal of $35,000 beginning on March 31, 2019. The loan bears interest at an annual rate of 18%, payable quarterly, with an option for the Company to defer payments, until the note maturity date, of interest in excess of 12%. The note is secured by all business assets, subordinated to the security interests of Sterling Commercial Credit.